Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

May 2014 Performance Update

Equinox Frontier Funds Supplement Dated May 31, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	May 31, 2014 MTD	May 31, 2014 YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	4.46%	-2.13%	$92.35
Equinox Frontier Long/Short Commodity Fund-2a	-2.03%	-11.04%	$89.27
Equinox Frontier Masters Fund-2	4.34%	-0.27%	$99.20

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of May 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$535,324.24
Unrealized trading gain (loss)	1,105,341.71
Less: Commissions	(50,120.44)
Less: Trading Fee paid to Managing Owner	(56,892.53)
Interest income	24,135.27

Total Income	1,557,788.25
EXPENSES
Broker service fees	5,999.64
Incentive fees	225,042.40
Management fees	52,458.37

Total Expenses	283,500.41

Net Income (Loss)	$1,274,287.84

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	333,483.99389	$29,484,511.21	$88.41
Current month additions	327.80402	29,000.00
Current month redemptions	(11,071.41800)	(981,756.37)
Net income (loss) for current month		1,274,287.84	3.94

Net asset value, end of current month	322,740.37991	$29,806,042.68	$92.35

	Monthly rate of return		4.46%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(35,345.62)
Unrealized trading gain (loss)	9,052.92
Less: Commissions	(3,751.37)
Less: Trading Fee paid to Managing Owner	(3,827.79)
Interest income	1,724.44

Total Income	(32,147.42)
EXPENSES
Broker service fees	403.71
Incentive fees	0.00
Management fees	6,886.04

Total Expenses	7,289.75

Net Income (Loss)	$(39,437.17)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	23,959.44269	$2,183,161.19	$91.12
Current month additions	0.00000	0.00
Current month redemptions	(4,846.01010)	(437,486.78)
Net income (loss) for current month		(39,437.17)	(1.85)

Net asset value, end of current month	19,113.43259	$1,706,237.24	$89.27

	Monthly rate of return		-2.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$202,019.49
Unrealized trading gain (loss)	245,507.84
Less: Commissions	(10,297.39)
Less: Trading Fee paid to Managing Owner	(17,410.34)
Interest income	8,333.94

Total Income	428,153.54
EXPENSES
Broker service fees	1,836.24
Incentive fees	25,172.17
Management fees	26,846.05

Total Expenses	53,854.46

Net Income (Loss)	$374,299.08

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	96,442.11076	$9,169,472.02	$95.08
Current month additions	0.00000	0.00
Current month redemptions	(7,763.99533)	(746,631.81)
Net income (loss) for current month		374,299.08	4.12

Net asset value, end of current month	88,678.11543	$8,797,139.28	$99.20

	Monthly rate of return		4.34%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$949,895.30
Unrealized trading gain (loss)	1,946,452.97
Less: Commissions	(88,186.10)
Less: Trading Fee paid to Managing Owner	(100,075.07)
Interest income	42,451.80

Total Income	2,750,538.90
EXPENSES
Trading fees	0.00
Broker service fees	40,821.00
Incentive fees	396,708.51
Management fees	92,274.61

Total Expenses	529,804.12

Net Income (Loss)	$2,220,734.78

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	608,172.68592	$51,778,354.98	$85.14
Current month additions	7,220.77568	590,881.33
Current month redemptions	(24,195.63919)	(2,054,126.68)
Net income (loss) for current month		2,220,734.78	3.72

Net asset value, end of current month	591,197.82241	$52,535,844.41	$88.86

	Monthly rate of return		4.38%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(284,892.88)
Unrealized trading gain (loss)	61,156.86
Less: Commissions	(31,534.04)
Less: Trading Fee paid to Managing Owner	(21,100.43)
Interest income	14,541.52

Total Income	(261,828.97)
EXPENSES
Trading fees	0.00
Broker service fees	9,939.25
Incentive fees	0.00
Management fees	79,138.05

Total Expenses	89,077.30

Net Income (Loss)	$(350,906.27)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	176,160.27632	$17,204,799.96	$97.67
Current month additions	106.81886	9,213.40
Current month redemptions	(10,836.41192)	(1,008,218.23)
Net income (loss) for current month		(350,906.28)	(1.83)

Net asset value, end of current month	165,430.68326	$15,854,888.85	$95.84

	Monthly rate of return		-1.87%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$569,665.94
Unrealized trading gain (loss)	677,546.45
Less: Commissions	(28,430.68)
Less: Trading Fee paid to Managing Owner	(48,175.02)
Interest income	23,063.94

Total Income	1,193,670.63
EXPENSES
Trading fees	0.00
Broker service fees	24,791.48
Incentive fees	70,624.06
Management fees	74,290.82

Total Expenses	169,706.36

Net Income (Loss)	$1,023,964.27

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	279,849.10331	$25,186,881.10	$90.00
Current month additions	11,247.84128	989,921.64
Current month redemptions	(27,032.52542)	(2,434,432.29)
Net income (loss) for current month		1,023,964.26	3.79

Net asset value, end of current month	264,064.41917	$24,766,334.71	$93.79

	Monthly rate of return		4.21%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND